Exhibit 2.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

OPTION AGREEMENT FOR THE ACQUISITION OF

PURNOVATE, INC. BY ADENOMED, LLC

This Option Agreement for the acquisition of the business of Purnovate, Inc. (“Option Agreement”), effective as of January 27, 2023 (the “Effective Date”), is entered into by and between Purnovate, Inc., a Delaware corporation (“Purnovate”), a wholly owned subsidiary of Adial Pharmaceuticals, Inc., a Delaware corporation (“Adial”), (Purnovate and Adial are together “Seller”) on the one hand, and Adenomed, LLC, a Virginia limited liability company (“Buyer”) on the other hand. Buyer and Seller are each a “party” and together the “parties.”

Capitalized terms in this Option Agreement not otherwise defined shall have the meanings set forth above and in Section 1 Definitions below.

WHEREAS, Seller is engaged in synthesis of pharmaceutically useful compounds and related research and development activities; and

WHEREAS, Buyer desires to purchase an option to acquire the business of Purnovate , and Seller desires to sell Buyer such an option;

NOW THEREFORE, intending to be legally bound and for good and valuable consideration, the receipt and sufficiency of which is hereby agreed, including, without limitation, the amendment to William Stilley’s employment agreement as provided herein, Seller and Buyer hereby covenant and agree as follows:

1. Definitions.

1.01 “Acquisition” has the meaning set forth in Section 3.01.

1.02 “Acquisition Terms” means the terms at Exhibit A which is attached hereto and by this reference incorporated herein.

1.03 “Assets” shall mean any and all assets owned or controlled during the Option Term by Purnovate, including, without limitation, the following which are owned or controlled by Purnovate: Intellectual Property (has the meaning set forth in Section 1.11), trademarks, internet domains, regulatory filings and applications (including IND’s), prepaids, existing and completed research results, relationships, furniture and equipment, agreements and contracts, and supplies, chemicals and reagents.

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1.04 “Affiliate” means, with respect to a party, any Person (has the meaning set forth in Section 1.15) that controls, is controlled by, or is under common control with that party. For the purpose of this definition, “control” shall mean direct or indirect ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interest in the case of any other type of legal entity, or any other arrangement whereby the Person has the power to elect a majority of the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. The parties acknowledge that in the case of certain entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. In the case of Seller, “Affiliate” shall not include any entity that becomes an Affiliate of Seller solely by reason of the acquisition of a controlling interest in Seller, except in the event that, following such acquisition or transaction, any Intellectual Property is transferred or disclosed by Seller (or any Affiliate thereof in existence prior to such acquisition or transaction) to any such entity.

1.05 “Confidential Information” means certain information either party considers confidential and/or proprietary including, but not limited to, tangible, intangible, visual, electronic, present, or future information such as: (a) trade secrets; (b) financial information, including pricing; (c) technical information, including research, development, procedures, algorithms, data, designs, structure, synthesis, process development and manufacturing, know-how, specifications, drawings, sketches, models, samples, tools, and other related information; (d) business information, including operations, products, methods, practices, inventions, processes, patent applications and other proprietary rights, planning, marketing interests, development, production, distribution and/or other exploitation; (e) the terms of any agreement entered into between the parties and the discussions, negotiations and proposals related thereto; (f) business operations, including list of customers, vendors, suppliers, distributors, investors, financiers, business partners, contacts, and potential licensing, merger and acquisition opportunities; and (g) information acquired during any facilities tours; and, for all of the forgoing, is (i) clearly and conspicuously marked as “confidential” or with a similar designation, (ii) identified as confidential and/or proprietary before, during, or within thirty (30) days after presentation or communication, or (iii) disclosed in a manner in which the disclosing party reasonably communicated, or the receiving party should have reasonably understood under the circumstances that the disclosure should be treated as confidential whether or not the specific designation “confidential” or any similar designation is used. This Option Agreement imposes no obligation on a party with respect to Confidential Information that: (a) was known to the recipient before receipt from the discloser as evidenced by recipient’s files and records immediately prior to the time of disclosure; (b) is or becomes publicly available through no fault or action of the recipient; (c) is rightfully received by the recipient from a third party without a duty of confidentiality; (d) is independently developed by the recipient without a breach of this Option Agreement; (e) is disclosed by the recipient with the discloser’s prior written approval; or (f) is required to be disclosed by operation of law, court order or other governmental demand (“Process”); provided that (i) the recipient shall immediately notify the discloser of such Process; and (ii) the recipient shall not produce or disclose Confidential Information in response to the Process unless the discloser has: a) requested protection from the legal or governmental authority requiring the Process and such request has been denied; b) consented in writing to the production or disclosure of the Confidential Information in response to the Process; or c) taken no action to protect its interest in the Confidential Information within 14 business days after receipt of notice from the recipient of its obligation to produce or disclose Confidential Information in response to the Process.

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1.06 “Control” or “Controlled” means, with respect to any know-how, patent rights, other intellectual property rights, or any proprietary or trade secret information, the legal authority or right (whether by ownership, license or otherwise) of a party to grant a license or a sublicense of or under such know how, patent rights, or intellectual property rights to another Person, or to otherwise disclose such proprietary or trade secret information to another Person, without breaching the terms of any agreement with a third party, or misappropriating the proprietary or trade secret information of a third party, and with respect to any other assets, including physical assets and contracts and agreements, the lawful ownership.

1.07 “Equity” shall mean all of the outstanding equity in Purnovate at the time of Option Exercise.

1.08 “Exercise Price” means one hundred fifty thousand dollars ($150,000).

1.09 “FAA” shall mean the final acquisition agreement that will be developed to embody the Acquisition under the Acquisition Terms.

1.10 “IND” shall mean an Investigational New Drug Application, which means an application submitted to the United States Food and Drug Administration or a foreign equivalent requesting permission to conduct human clinical studies with an investigational new drug or to conduct human clinical studies with an existing drug for a new use.

1.11 “Intellectual Property” means, without limitation, all patents, patent applications, copyright, Trademarks, know-how and trade secrets owned or Controlled by Purnovate as of the Effective Date and during the Option Term. For clarity, Adial warrants it does not own any of the forgoing related to compounds or technology targeting the adenosine receptors, and, if this warranty is later learned to be incorrect, such intellectual property is deemed to be included as “Intellectual Property”.

1.12 “Option” has the meaning set forth in Section 3.01.

1.13 “Option Exercise” has the meaning set forth in Section 3.03.

1.14 “Option Term” has the meaning set forth in Section 3.02.

1.15 “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

1.16 “PNV EPA” means that certain Equity Purchase Agreement dated December 7, 2020, between Adial, Purnovate, LLC, a Virginia limited liability company and any successor thereto (the “LLC”)), each of the participating members of the LLC and Robert D. Thompson, as representative of such members, as such agreement has been amended as of the Effective Date.

1.17 “Trademarks” means “Purnovate” and the related logos developed prior to the Effective Date and any other trademarks owned or developed by Purnovate prior to Option Exercise.

1.18 “Up-front Payment” means the payment due as the first payment due under the Acquisition Terms (i.e., $300,000).

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2. Option Consideration.

2.01 Stilley Employment Agreement Amendment. In addition to other good and valuable consideration under the terms herein, the receipt and sufficiency of which is hereby acknowledged, consideration includes Amendment 6 to Employment Agreement at Exhibit B, attached hereto and by this reference incorporated herein.

3. Grant of Option.

3.01 Option Grant. Seller hereby grants to Buyer and Buyer hereby accepts an exclusive, irrevocable option (the “Option”) for Buyer or its designated Affiliate or assign to acquire all of the Assets under the terms and conditions delineated in this Option Agreement and Exhibit A (the “Acquisition”).

3.02 Option Term. The Option shall have a term (the “Option Term”) commencing on the Effective Date and expiring at midnight on the one hundred and twenty (120) day anniversary of the Effective Date; provided, however, that Buyer may extend the Option Term for an additional thirty (30) consecutive day period by the payment of one hundred thousand dollars ($100,000) to Seller (the “1st Extension Fee”) prior to the end of the original Option Term, and Buyer may then also extend the Option Term for another thirty (30) consecutive day period by the payment of fifty thousand dollars ($50,000) to Seller (the “2nd Extension Fee”; together with the 1st Extension Fee, the “Extension Fees”) prior to the end of the extended Option Term. The Extension Fees paid shall be applied against the amounts due under the Reimbursement of Expenses section of Exhibit A, if the Option is exercised.

3.03 Option Exercise. Buyer may exercise the Option and acquire the Assets or the Equity at any time during the Option Term in its sole discretion by providing written notice to Seller (“Notice”) and concurrently paying the Exercise Price and the Up-front Payment (“Option Exercise”). After Option Exercise, the parties will in good faith negotiate and thereafter enter any related documents that are reasonable and customary to give full effect to the transaction contemplated as soon as practical, including the FAA. For clarity, the parties intend to enter the FAA, provided, however, that unless and until such FAA is fully executed, this Option Agreement and the Acquisition hereunder (if the Option is exercised) shall be controlling and binding; if and when signed, the FAA will supersede this Option Agreement.

3.04 Adial Liabilities. Upon Option Exercise, Seller will transfer to and Buyer will assume the following liabilities: (i) trade payables incurred for services or purchases by Purnovate exclusively for its research operations; (ii) any unpaid salaries of personnel on Purnovate’s payroll; and (iii) the lease for 1440 Seminole Trail, Suite 495, Charlottesville, VA 22901 (as modified hereunder). All other Purnovate liabilities, shall be retained by, or transferred to, Adial to be Adial liabilities, and any amounts owed by Purnovate to Adial will be extinguished. Notwithstanding the foregoing, nothing in this section shall relieve Buyer of its reimbursement obligations as provided for in Exhibit A.

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3.05 Equity Purchase Alternative. By specifying in the Notice, Buyer may elect to acquire all of the Equity from Adial instead of all of the Assets from Purnovate. In such event, any terms in this Option Agreement, including in the Acquisition Terms, specific to an asset purchase are automatically replaced with terms that enable and/or facilitate an equity purchase, including, without limitation, adjustments and agreements to comport with the intent for liability retentions by Adial and assumptions by Buyer per Section 3.04.

4. Activities During the Option Term.

4.01 Buyer Due Diligence. During the Option Term, Buyer shall be entitled to perform any due diligence activities in connection with Purnovate to its satisfaction as reasonably necessary or appropriate for Buyer to determine its interest in exercising the Option and entering into the FAA.

4.02 Seller Due Diligence Obligations. During the Option Term, Seller shall provide all reasonable access and assistance as necessary and appropriate to enable Buyer to complete its due diligence activities, including, from time to time at its written request, with (i) any and all know-how Controlled, developed or acquired by Purnovate or its Affiliates, including, without limitation, know-how related to scientific data, synthesis routes, costs of manufacturing, Intellectual Property and similar information (including copies of all documents Buyer reasonably requires), (ii) samples of Purnovate compounds (“Samples”) for testing under a materials transfer agreement in customary form providing for Purnovate to supply up to five (5) milligrams of Samples free of charge, additional Samples as required by Buyer and paid for by Buyer at Purnovate’s fully burdened cost and such other terms as the parties mutually agree upon; (iii) information regarding any contracts or commitments made by Purnovate or its Affiliates with respect to the manufacture, research or development of compounds; and (iv) reasonable access to personnel of Seller or its Affiliates who are knowledgeable regarding Purnovate’s business.

4.02.1	Duty of Confidentiality. Buyer will have a duty to protect all Confidential Information and use the same degree of care, but no less than a reasonable degree of care, as Seller uses with respect to its own information of a similar nature to protect the Confidential Information and to prevent: (a) any use of Confidential Information in violation of this Option Agreement; and/or (b) communication of Confidential Information to any unauthorized third parties not under a similar duty of confidentiality. Buyer will be independently responsible and liable under this Option Agreement for any breach of this Option Agreement by itself, its affiliates, employees or directors.

4.03 Exclusivity Protection. In consideration of the cost of this Option and the expenses that Buyer has incurred and will incur in connection with the proposed transaction, Adial agrees that during the Option Term neither Adial nor any of its representatives, officers, employees, directors, agents, stockholders, subsidiaries or affiliates (collectively, the “Adial Group”) will accept any offer from any person or group of persons to acquire or license any of the Assets (an “Acquisition Proposal”), with the exception of Buyer and its affiliates pursuant to this Option Agreement, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Acquisition upon Option Exercise. Notwithstanding the foregoing, Seller may enter into contingent agreements with any party as determined in its sole and final discretion, provided the contingency is the expiration of the Option Term, as may be extended, without the Option Exercise being timely received by Buyer. All substantive outreaches to third parties by either party related to soliciting an Acquisition Proposal will be coordinated with the other party in order to prevent duplication of or conflicts in their respective efforts and relevant information will be shared between the parties.

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4.04 Continuing Purnovate Business. During the Option Term, Seller will (a) continue to operate Purnovate in a manner consistent with maintaining the value of Purnovate’s business for Buyer if Buyer exercises the Option to complete the Acquisition (this includes 2022 bonus consideration/awards, if any, consistent with the general treatment of other similarly situated Adial personnel, which bonuses/awards will be for Adial’s account and not reimbursable by Buyer, and with respect to any particular individual shall be subject to Seller’s sole and final decision), and will (b) have final approval over all expenditures; notwithstanding the foregoing, any and all expenditures will be as determined in Seller’s sole and final discretion. This includes, without limitation, that Seller will not sell, transfer, dispose of nor encumber any Assets, nor will Seller enter into any agreement or contract nor take any action that encumbers Purnovate with any liability, nor will Seller terminate the employment of any Purnovate full-time employee unless agreed upon with William Stilley. Additionally, during the Option Term, Seller will not make any expenditure for more than $10,000 for Purnovate nor enter any agreement that creates an obligation of more than $10,000 for Purnovate without the prior written permission of William Stilley which shall not be unreasonably withheld.

4.05 Adial Sublease. Adial will negotiate in good faith, and thereafter enter a new month-to-month sublease agreement, with Purnovate, effective December 1, 2022, under which it will sublease the amount of space, represented as a percentage of the total rent for the facilities leased by Purnovate. Either party will provide a thirty (30) days notice to the other for any permanent reduction in Adial’s space usage from the previous month, including complete sub-lease termination, with the effect of the change being on the first day of the month occurring after the first full month following such notice. For determining the percentage of the total rent for the facilities leased, the following is agreed: laboratory space counts as 4 offices, the corner/CEO office counts as 1.5 offices, the storage space counts at 0.5 offices, partial use of an office counts as 0.5 offices of use. Space used will be determined by dividing the offices used by the total of the offices (i.e., denominator is 11).

4.06 Information Use. During the Option Term, Buyer may use Purnovate’s information, including Confidential Information, for the purpose of raising funds for enabling the Option Exercise and/or funding the ongoing business after Option Exercise, subject to obtaining confidentiality agreements containing confidentiality provisions substantially similar to those set forth herein before disclosing Purnovate Confidential Information.

5. Termination.

5.01 Failure to Exercise Option. If Buyer fails to exercise the Option during the Option Term (as may be extended), then this Option Agreement will terminate; provided that no such termination shall relieve either party of any continuing obligations hereunder or liability or obligation accrued hereunder, including any liability for breach of this Option Agreement, on or prior to such termination.

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5.02 Termination for Breach. In the event of a material breach or default by either Seller or Buyer of any of the obligations contained in this Option Agreement, the other party shall be entitled to terminate this Option Agreement by notice provided that such notice shall specify the complained of breach or breaches. If the said breach or breaches are capable of remedy, the party committing such breach or breaches shall be entitled to a period of ten (10) business days from the delivery of such notice in which to remedy or to undertake to remedy the same; if the breach(es) threaten immediate damage, then the period of notice for remedy will be three (3) calendar days. In the case the defaulting party shall fail to remedy the breach or to undertake to remedy the breach to the reasonable satisfaction of the injured party, the injured party shall have the right to terminate this Option Agreement in whole or in part by simple notification to the party in default. Failure of a party to exercise its rights under this Section 5.02 shall not be construed as a waiver as to future breaches whether or not they are similar, or waiver of any other remedies to which the terminating party may be entitled.

5.03 Option Not Exercised. Upon termination of this Option Agreement without Buyer having duly exercised the Option, Buyer shall cease use of all of Seller’s Confidential Information and, on Seller’s request, within thirty (30) days, either return all such Seller Confidential Information, including any copies thereof, or promptly destroy the same and certify such destruction to Seller. In addition, Seller will cease its use of Buyer’s Confidential Information and within thirty (30) days either return all such Buyer Confidential Information, including copies thereof, or promptly destroy the same and certify destruction thereof. Notwithstanding the foregoing, each party may retain one copy of such Confidential Information in its legal department, or in the office of its independent general counsel, as the case may be, as a record of what was transmitted and for no other use whatsoever. Termination of this Option Agreement or failure of Buyer to exercise its Option for any reason shall not relieve the parties of their obligations under this Section.

5.04 Survival of Certain Obligations. On termination of this Option Agreement, all terms, conditions, obligations and provisions capable of surviving the termination or expiration of this Option Agreement shall so survive; provided, however, in the event the FAA is fully executed, such FAA will supersede this Option Agreement.

6. Representations and Warranties.

Each party warrants and represents to the other that it has the full right and authority to enter into this Option Agreement, and that it is not aware of any impediment which would inhibit its ability to perform the terms and conditions imposed on it by this Option Agreement. Seller hereby represents and warrants that: (1) no other Person has any option, license or right granted by Seller or its Affiliates to research, develop, make, use, distribute, export or import, promote, market, offer to sell any of Purnovate’s compounds, technology or Intellectual Property, nor is any asset subject to any lien, claim, restriction or other encumbrance except as set forth in the PNV EPA; (2) during the Option Term, Seller will continue to operate the business of Purnovate in a reasonable manner to preserve the value of Purnovate for Buyer upon Option Exercise (e.g., maintain personnel, patents, assets, etc.) in accordance with Section 4.04. Seller will pay any and all taxes due or incurred or resolve any tax liabilities due to the operations of Purnovate upon or prior to Option Exercise.

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7. Miscellaneous.

7.01 Further Assurances. Each party to this Option Agreement shall execute and cause to be delivered to each other party to this Option Agreement such instruments and other documents, and shall take such other actions, as such other parties may reasonably request (prior to, at or after the Option Exercise) for the purpose of carrying out or evidencing any of the transactions contemplated by this Option Agreement.

7.02 Fees and Expenses. Each party to this Option Agreement shall bear and pay all of their respective fees, costs and expenses (including outside legal fees and outside accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Option Agreement.

7.03 Waiver; Amendment. Any agreement on the part of a party to this Option Agreement to any extension or waiver of any provision of this Option Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party to this Option Agreement of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party to this Option Agreement of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. This Option Agreement may not be amended, modified or supplemented except by written agreement among the Buyer and the Seller.

7.04 Entire Option Agreement. This Option Agreement constitutes the entire agreement among the parties to this Option Agreement and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Option Agreement.

7.05 Execution of Option Agreement; Counterparts; Electronic Signatures. This Option Agreement and any amendments to this Option Agreement or related documents may be executed in one or more counterparts, each of which shall be enforceable against the parties to this Option Agreement that execute such counterparts, and all of which together shall constitute one and the same instrument. Facsimile and “.pdf” copies of signed signature pages shall be deemed binding originals and no party to this Option Agreement shall raise the use of facsimile machine or electronic transmission in “.pdf” as a defense to the formation of a contract.

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7.06 Governing Law; Jurisdiction; Dispute Resolution.

7.06.1	Law. This Option Agreement and the relationship of the parties hereto shall be governed by and construed in accordance with the internal laws (but not its conflict of laws principles) of the State of Delaware.

7.06.2	Venue for Court Actions. Each of the parties hereto agrees that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Option Agreement shall be brought solely in the courts located in New Castle County, DE or, if such court lacks jurisdiction, any state or federal court sitting in the State of Delaware. Each of the parties hereto consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably agrees not to commence any litigation relating thereto except in such court, and each further waives any objection to the laying of venue of any such litigation in such court and agrees not to plead or claim in such court that such litigation brought therein has been brought in an inconvenient forum.

7.06.3	Waiver Of Jury Trial. Each of the parties to this agreement hereby irrevocably waives, to the fullest extent permitted by law, all rights to a trial by jury in any action, proceedings or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this agreement or any of the transactions contemplated hereby.

7.06.4	Dispute Resolution.

7.06.4.1	Mediation. Any controversy, dispute or claim arising out of or relating to this Option Agreement shall, if not settled by direct negotiation between the parties, be subject to non-binding mediation under the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) as in effect on the date of the notice of demand for mediation and such mediation shall occur within two (2) weeks from the date of such notice. Any demand for mediation by either party shall be made in writing and served upon the other party and shall set forth with reasonable specificity the basis of the dispute and the relief sought. Any mediation hereunder shall be conducted before an independent mediator mutually selected by the parties. If the parties are unable to agree to a mediator after the receipt of a demand for mediation by either party, the mediator will be chosen by alternatively striking from a list of five mediators obtained by the Company from AAA, and the Executive shall have the first strike.

7.06.4.2	Arbitration. In the event that any controversy, dispute or claim arising out of or relating to this Option Agreement is not settled through mediation pursuant to the foregoing Mediation Subsection the matter will be submitted to binding arbitration under JAMS in Washington, DC within ninety (90) days from the conclusion of mediation. In the event of such arbitration, the loser shall pay all expenses plus Prime+2% on any outstanding funds from the date of the conclusion of such arbitration. In addition, the loser of such arbitration agrees they will not dispute the filing of liens to enforce a judgement related to enforcing the arbitrator’s ruling.

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7.07 Assignment and Successors. Seller may not transfer or assign a part or whole of its rights and obligations under this Option Agreement to any third party without the prior written consent of Buyer (email acceptable), unless such transfer or assignment is (i) to an Affiliate or (ii) part of the sale or transfer of Seller’s entire business or that part of the business to which this Option Agreement relates, in which case Seller shall give timely notice to Buyer. Buyer may assign this agreement subject to Seller’s prior written approval (email acceptable), which such approval will not be unreasonably withheld and will be granted expeditiously but not later than five (5) business days of such notice unless it is to be withheld, or at Buyer’s discretion if such transfer or assignment is to an Affiliate. Subject to the preceding sentences, this Option Agreement shall apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties to this Option Agreement.

7.08 Notices. Any notice required or permitted to be given hereunder shall, except where specifically provided otherwise, be given in writing to the person listed below by personal delivery, registered or certified mail, return receipt requested, overnight business courier, or by electronic mail as long as receipt is acknowledged by the receiving party:

If to Seller:	If to Buyer:
Adial Pharmaceuticals, , Inc.	Adenomed, LLC
1180 Seminole Place	1180 Seminole Place
Suite 495	Suite 495
Charlottesville, VA 22901	Charlottesville, VA 22901
Attn : CEO	Attn: President
cclaiborne@adialpharma.com	bill@stilley.net

With copy to:	With copy to:
Purnovate, Inc.	Williams Mullen Center
1180 Seminole Place	200 South 10th Street
Suite 495	Suite 1600
Charlottesville, VA 22901	Richmond, VA 23219
Attn : CEO	pgoodpasture@williamsmullen.com
stilleyw@purnovate.com	Williams Mullen Center

and	and

Blank Rome, LLP	William Stilley
1271 Avenue of the Americas	308 Pleasant Pl.
New York, New York 10020	Charlottesville, VA 22911
Attn: Leslie Marlow	bill@stilley.net
Leslie.Marlow@BlankRome.com
Williams Mullen
Philip Goodpasture

or to such address as each party designates by written notice to the other.

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7.09 Construction; Usage.

7.09.1	Interpretation. In this Option Agreement, unless a clear contrary intention appears: the singular number includes the plural number and vice versa; reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Option Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; reference to any gender includes each other gender; reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; reference to any law or regulation means such law or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law or regulation means that provision of such law or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Option Agreement as a whole and not to any particular Article, Section or other provision of this Option Agreement; “including” means including without limiting the generality of any description preceding such term (i.e., “including, but not limited to”); references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and reference to a “Section” or “Article” in this Option Agreement shall mean a Section or Article, respectively, of this Option Agreement unless otherwise provided.

7.09.2	Legal Representation of the Parties. This Option Agreement was negotiated by the parties to this Option Agreement with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Option Agreement to be construed or interpreted against any party to this Option Agreement shall not apply to any construction or interpretation of this Option Agreement.

7.09.3	Headings. The headings contained in this Option Agreement are for the convenience of reference only, shall not be deemed to be a part of this Option Agreement and shall not be referred to in connection with the construction or interpretation of this Option Agreement.

7.09.4	Accounting Terms. All accounting terms not specifically defined in this Option Agreement shall be construed in accordance with GAAP.

7.09.5	Dollar Amounts. All references to “$” contained in this Option Agreement shall refer to United States Dollars unless otherwise stated.

7.10 Enforcement of Option Agreement. The parties to this Option Agreement acknowledge and agree that each party may be irreparably damaged if any of the provisions of this Option Agreement are not performed in accordance with their specific terms and that any breach of this Option Agreement by a breaching party may not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the respective parties may be entitled, at law or in equity, the non-breaching party may be entitled to enforce provisions of this Option Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Option Agreement, without posting any bond or other undertaking. The rights and remedies of the parties to this Option Agreement shall be cumulative (and not alternative).

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7.11 Severability. If any provision of this Option Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Option Agreement shall remain in full force and effect. Any provision of this Option Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

7.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Option Agreement, time is of the essence.

7.13 Public Announcements. Without the prior written consent of the Seller in each case, which shall not be unreasonably withheld or conditioned, the Buyer may not issue a press release or otherwise make a public statement or announcement with respect to this Option Agreement, any exercise of this Option Agreement, the FAA or the transactions contemplated hereby or thereby or the existence of this Agreement. In the event that the Seller issues a press release or otherwise makes a public statement or announcement with respect to any of such matters, the Seller shall use its commercially reasonable efforts to consult with the Buyer on the form and substance of such press release or other disclosure, provided, however, Seller shall retain final approval over its press releases and public statements and announcements.

IN WITNESS WHEREOF, the parties have duly executed this Option Agreement by their appropriate authorized representative.

Purnovate, Inc.		Adenomed, LLC

By:	/s/ Joseph Truluck	By:	/s/ William B. Stilley
	Joseph Truluck		William B. Stilley
	Treasurer		President

Adial Pharmaceuticals, Inc.

By:	/s/ Cary Claiborne
Cary Claiborne
CEO

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Exhibit A

ACQUISITION TERMS

To Purchase the Assets of Purnovate, Inc. By Adenomed, LLC

Reference is made to the Option Agreement (the “Option Agreement”) dated January 27, 2023, between Purnovate, Inc., a Delaware corporation (“Purnovate”), a wholly-owned subsidiary of Adial Pharmaceuticals, Inc., a Delaware corporation (“Adial”), (Purnovate and Adial are together “Seller”) on the one hand, and Adenomed, LLC, a Virginia limited liability company (“Buyer”) on the other hand. Capitalized terms not defined in this Exhibit A have the meaning set forth in the Option Agreement or Appendix 2 attached hereto and by this reference incorporated herein; left column headings of this Exhibit A are also defined terms. Buyer and Seller are each a “party” and together the “parties”.

This Exhibit A (this “Agreement”) describes the Acquisition Terms under which Buyer will buy the business of Purnovate upon the Option Exercise.

Transaction	Buyer will buy the business of Purnovate (either all the Assets or all of the Equity as specified in the Notice) upon the Option Exercise in exchange for the consideration stated under 1, 5 and 6 of the Purchase Price plus the agreement for future payments under 2-4 of the Purchase Price.

Purchase Price

The Purchase Price will be paid as follows:

1. Payment of $300,000 cash concurrent with the Option Exercise

2. Within 30 days of execution of the FAA:

a. Reimbursement of Expenses (defined below)

b. Issuance of common stock (or LLC equivalent) in an amount equal to 19.9% of the equity of Buyer (the “Seller Initial Equity”); subject to the Anti-dilution Protection detailed below

3. Future Milestones Payments (defined below) when the related milestone is achieved

4. The Royalties (defined below) when sales are achieved

5. The Assumption of Liabilities to Members (defined below) as described herein

6. The Assumption of Stilley Employment Agreement (defined below) as described herein

Anti-dilution Protection	In the event the Seller Initial Equity, when taken alone, represents less than 19.9% Ownership in Buyer, then Buyer will issue additional common stock (or LLC equivalent) in Buyer so that the Seller Initial Equity represents a 19.9% Ownership in Buyer. This Anti-dilution Protection expires once Buyer has raised a cumulative total of $4 million in funding.

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Security

Seller shall be entitled to a security interest in Buyer’s assets for all payments and equity owed to Seller by Buyer listed as “Seller Initial Equity” and “Up-front Equivalents” in Appendix 1 attached hereto (the “Security”) and by this reference incorporated herein, and each of them, shall be evidenced by a Secured Grid Note and related Security Agreement providing Seller with a UCC-1 first priority secured interest on all Purnovate/Buyer Assets to secure payment of all such amounts due to Seller, when due, until they are paid in full. At Seller’s option, Seller may foreclose on all pledged Purnovate/Buyer Assets in lieu of payments due, provided any payment due is more than 120 days past due. If requested, Buyer will provide Seller with an executed advance judgment regarding the forgoing, and Buyer hereby appoints Seller as its attorney-in-fact to sign or create the advance judgment regarding the foregoing if Seller is unable to obtain the document(s) or Buyer’s signature on such document(s).

Release of Security. The Security will be released by Seller upon Reimbursement of the Expenses and issuance of the Seller Initial Equity as specified under the Purchase Price and shown in Appendix 1.

Reimbursement of Expenses	Reimbursement of all Purnovate operating expenses incurred (i.e., contracted and/or invoiced) and paid after December 1, 2022, which expenses after the execution of the Option Agreement is signed will be subject to approval by both William Stilley and Adial CEO in writing (email acceptable). Such Reimbursable Expenses will be comprised of normal Purnovate operating expenses and third party Purnovate exclusive expenses (i.e., CRO’s, academic collaborators), plus it will be further comprised of Purnovate exclusive salaries (including, without limitation, Julien Dimastromatteo and William Stilley salaries for the month of December 2022) paid by Adial on behalf of Purnovate. Upon Option Exercise, expenses will be calculated and payment will be made in full within 30 days of execution of the FAA (at which time Seller will release its security interest).

Assumption of Liabilities to Members	Upon release of the Security by Seller, Buyer will assume the obligations of Seller under that certain EQUITY PURCHASE AGREEMENT by and among ADIAL PHARMACEUTICALS, INC., PURNOVATE, LLC, THE MEMBERS OF PURNOVATE, LLC (“Members”), AND ROBERT D. THOMPSON, AS THE MEMBERS’ REPRESENTATIVE (“MR”) dated December 7, 2020 and amended January 25, 2021 (the “PNV EPA”). As part of this assumption of liability, Seller will release any remaining rights to potential claims it has or may have against Members or MR (the “Member Release”). Notwithstanding the forgoing, any consideration received from Seller by Members prior to the Assumption of Liabilities to Members will be non-refundable and non-recourse and any consideration remaining in escrow will be released.

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Assumption of Stilley Employment Agreement	Upon Option Exercise, Buyer will assume the obligations of Adial under that certain Employment Agreement, dated July 31, 2018, as amended, by and between Adial Pharmaceuticals, Inc. and William Stilley.

Milestone Payments

The Buyer shall provide Seller with written notice of the first occurrence of each milestone event set forth in Appendix 1 with respect to any Product (defined below) containing a Compound (defined below) that has not already been in a Product that has achieved the relevant milestone within forty five (45) days after such occurrence. Within sixty (60) days of the first occurrence of each of the milestone events with respect to the applicable Product, the Buyer shall make the listed payments to Seller, whether such milestone is achieved by the Buyer, its Affiliate or any of its or their respective licensee or sublicensees.

In the event that any milestone event occurs before a milestone event that would normally be expected to occur as a precedent, then the preceding milestone event will be deemed to have been simultaneously achieved. For clarity, the normal order is First human dosing > First dose in a Phase 2 trial > First dose in a Phase 3 trial > any of (i) First acceptance of U.S. NDA submission, (ii) First acceptance of NDA equivalent submission in Europe, (iii) First acceptance of NDA equivalent submission in Asia; then, approval in any country in which there was a submission.

Royalties

For each Product, the Buyer shall pay to Seller Royalties of one percent (1%) of Net Sales (the “Royalties”).

(i) Royalties due with respect to a particular Product in a particular country, will commence upon the First Commercial Sale of such Product in such country and will be payable until ten (10) years after the First Commercial Sale of such Product in such country.

(ii) Royalties shall be calculated and reported by Buyer for each calendar quarter. Each Royalty Payment shall be accompanied by a report of Net Sales of the applicable Product by the Buyer, its Affiliates and its and their respective licensees or sublicensees in sufficient detail to permit confirmation of the accuracy of the Royalty Payment made, including, the Net Sales of the applicable Product on a country by country, and the amount of the Royalty Payment. The Buyer shall keep complete and accurate records pertaining to the sale or other disposition of each Product in sufficient detail to permit Seller to confirm the accuracy of all such Royalties. Seller will have customary audit rights with respect to the payment of Royalties; specifically, after commencement of sales of any Product, Seller and Seller’s designated certified public accountant may, at its expense, inspect and make copies of any relevant portions of the books and records of Buyer that relate to the Net Sales of Products up to once per calendar year in order to determine the accuracy of Buyer’s statements to Seller. If such audit reveals a payment discrepancy in Buyer’s favor of more than 5% of the actual Royalties due to Seller, then the cost of such audit plus the amount of the discrepancy shall be reimbursed to Seller by Buyer.

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Acquisition of Acquired Technologies	A Product Acquirer (defined below) shall be obligated to pay Contingent Consideration (defined below) on any Generating Asset as if such Product Acquirer were Buyer. Buyer agrees, in the event of the sale of a Purnovate Technology or Generating Asset (both defined below) (i) to require the Product Acquirer to agree to pay Contingent Consideration to Seller with respect to the Purnovate Technologies or Generating Assets being sold in the same amount and on the same terms and conditions under which the Buyer would be required to pay if such Purnovate Technology or Generating Asset were not being sold, (ii) to provide written notice to Seller of such pending sale at least five (5) days prior to the closing of such sale with the name and contact information of the Product Acquirer and a copy of the applicable contract language in the purchase and sales agreement as required herein, and (iii) to impose, by contract, the same obligations set forth in this paragraph should the Product Acquirer further sell a the Purnovate Technology or Generating Asset to another Product Acquirer. Should the Buyer fail to comply with these requirements, the Buyer shall be obligated for the Contingent Consideration that the Product Acquirer would otherwise have been obligated to pay hereunder until the failure is remedied. “Contingent Consideration” means the milestone payments at Appendix 1 and Royalties. “Product Acquirer” means any third party that acquires from Buyer, either directly or indirectly, any Product, Compound, Purnovate Patent, Thompson Patent; or Adenosine Patent, Pipeline Technology, or Purnovate Intellectual Property (each and collectively, the “Purnovate Technologies”). A “Generating Asset” is any product that would be a Product except that one or more Purnovate Technologies were acquired from Buyer (i.e., no longer owned by Buyer) either directly or indirectly. The intention of this section is to ensure that Seller receives Contingent Consideration based on Net Sales of a Generating Asset on the same basis (i.e., whether achieving development or approval milestones or making commercial sales of any Generating Asset) whether the owner of the Purnovate Technology Generating Asset is the Buyer or any other party.

Payments	Any amounts due hereunder which are unpaid five (5) days after the date on which they are due shall bear simple interest accrued at the annual rate of twelve percent (12%).

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Dispute Resolution	Until the FAA is executed, Sections 7.06.4.1. and 7.06.4.2. of the Option Agreement shall govern. And, similar terms will be placed in the FAA.

Assignment	Not assignable by Seller except that it may be assigned to the acquiror of all or substantially all of the assets of Seller. Assignable by Buyer subject to Seller’s prior approval, which such approval will not be unreasonably withheld. Subject to the foregoing, this Agreement shall apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties to this Option Agreement.

Co-investment Right	Adial shall have the Co-investment Rights described in Appendix 3.

Participation Right	Adial shall have the right to participate in any round of financing at a percentage of the financing no less than its Ownership of Buyer just prior to the financing. Notice of a financing will be provided to Adial by Buyer no earlier than 60 days before the closing of any financing (disclosing financing details), and Adial will have 5 business days to elect to invest in the financing up to its Participation Right (by written notice specifying the amount Adial will invest), which election shall be binding if the financing closes on the terms disclosed in the notice. If Adial declines or does not provide such election, then the Participation Right shall expire for such financing, but not for any future, separate financing. This right will expire in full if Buyer is sold (including all or substantially all of its assets) or Adial’s ownership falls below 5% Ownership in Buyer.

Voting Limitation	In the event the exercise of the Co-investment Right or Participation Right results in Adial having more than 19.99% of the voting control of Buyer, then any equity over 19.99% owned by Adial will be deemed non-voting (with a running adjustment so that it keeps Adial at its maximum potential voting up to 19.99%).

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Transfer Restrictions	Adial may transfer its equity interest in Buyer without the prior approval of Buyer (subject to any non-Adial specific restrictions on transfer in Buyer’s corporation or subscription documents) in whole but not in part without the prior approval of Buyer as long as the new owner agrees to any agreements and obligations of Adial related to ownership of the equity. For clarity, this includes, without limitation, that Adial may not distribute equity in Buyer as a dividend or in any way that might result in Buyer becoming a public company due to Adial’s transfer of equity in Buyer without Adial prior agreement at Buyer’s sole discretion.

Further Assurances	Each party shall execute and cause to be delivered to each other party such instruments and other documents, and shall take such other actions, as such other parties may reasonably request (prior to, at or after the Option Exercise) for the purpose of carrying out or evidencing any of the contemplated transactions.

Representation & Warranties	Customary representations and warranties of the parties will be included in the FAA.

Entire Agreement	The FAA will supersede the Option Agreement.

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	Total Obligations of Buyer	Obligations Under the PNV EPA Assumed by Buyer	Owed to Adial by Buyer
Equity
Seller Initial Equity (Equity in Buyer to be owned by Adial (common stock))	19.9%		19.9%

Up-front Equivalents
Option Exercise Price (paid under the DOA)	$150,000		$150,000
Up-front Payment	$300,000		$300,000
[***]	[***]		[***]
[***]	[***]	$-	[***]

Milestones
Development Milestones (1)
[***]	[***]	$300,000	[***]
[***]	[***]	$300,000	[***]
[***]	[***]	$400,000	[***]
[***]	[***]	$500,000	[***]
[***]	[***]	$300,000	[***]
[***]	[***]	$300,000	[***]
Total Development Milestones per Compound	[***]	$2,100,000	[***]
Approval Milestones (1)
[***]	[***]	$10,000,000	[***]
[***]	[***]	$5,000,000	[***]
[***]	[***]	$5,000,000	[***]
Total Approval Milestones per Compound	[***]	$20,000,000	[***]
Total Milestones per Compound	$33,150,000	$22,100,000	$11,050,000
Commercial Milestones on Aggregate Net Sales of All Purnovate Products (2)
[***]	[***]		[***]
[***]
[***]
[***]
Total Commercial Milestones	$50,000,000	$-	$50,000,000

Sales Earnouts/Royalty (percent of Net Sales)	[***]	3%	[***]

(1)	Paid once per Compound
(2)	Paid one-time only

Appendix 2

Definitions

“Acceptance of NDA Submission” means acceptance by the Regulatory Authority of an NDA Submission.

“Adenosine Patent” means any patent covering a modulator of one or more of the adenosine receptors as the primary action (e.g., agonists, antagonists, allosteric enhancers, etc.).

“Asia” means China, Vietnam, Japan, Taiwan, Hong Kong, India and Macau.

“Compound” means any compound, including any salt, free acid, free base, clathrate, solvate, hydrate, hemihydrate, anhydride, chelate, conformer, congener, crystal form, crystal habit, polymorph, amorphous solid, stereoisomer, enantiomer, racemate, prodrug, isotopic or radiolabeled equivalent, metabolite, conjugate, or complex of any of the foregoing, that is Controlled by Buyer or its Affiliates at any time prior to January 25, 2024, (i) the use, manufacture, commercialization or importation of which would covered by a claim in a Purnovate Patent, Thompson Patent; or Adenosine Patent; or (ii) that was invented, developed, or manufactured using Purnovate Owned Intellectual Property; or (iii) that is an Improvement of what is covered in the forgoing (i) or (ii).

“Control” means, with respect to any material, Information, or intellectual property right, that a Party or its Affiliates owns or has a license to such material, Information, or intellectual property right and has the ability to grant to another party access, a license, or a sublicense (as applicable) to such material, Information, or intellectual property right. “Controlled” has a correlative meaning.

“EMA” means the European Medicines Agency or any successor agency thereto.

“FDA” means the United States Food and Drug Administration or any successor thereto.

“First Commercial Sale” means, with respect to a Product and country, the first sale to a third party of such Product in such country. Any distribution of samples of Product, any sale or other distribution of Product for use in a clinical trial or for compassionate use in which no monetary consideration is paid to Buyer, will not constitute a First Commercial Sale.

“Improvement” means an invention conceived or discovery made by or under the direction of Buyer or its successors, assigns or licencees that (i) if a composition of matter, it is encompassed by a pending or issued composition of matter claim of a Purnovate Patent, Thompson Patent; or Adenosine Patent; or (ii) if a process, machine, or manufacture, it is encompassed by a pending or issued process, machine, or manufacture claim of a Purnovate Patent, Thompson Patent; or Adenosine Patent or was invented, developed, or manufactured using Purnovate Owned Intellectual Property.

“Intellectual Property Rights” means all (a) foreign and domestic patents, patent applications, patent disclosures and inventions, (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate or company names (both foreign and domestic) and registrations and applications for registration thereof together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered) and copyrightable works (both foreign and domestic) and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, data bases and documentation thereof, including rights to third party software used in the business, (f) trade secrets and other Confidential Information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (g) other intellectual property rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

“NDA” means a New Drug Application, as defined in the United States Federal Food, Drug and Cosmetic Act, as amended, and all regulations promulgated thereunder.

“Net Sales” shall mean the amounts (or other consideration) received by Buyer and its affiliates and its and their licensees and sublicensees from third parties from the manufacture or use of Products, or the sale or importation of Products, less:

(a)	credits or allowances actually granted for damaged Product(s), returns or rejections of Product(s), price adjustments and billing errors;

(b)	governmental and other rebates (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state, provincial, local and other governments, their agencies and purchasers and reimbursers or to trade customers;

(c)	normal and customary trade, cash and quantity discounts, allowances and credits actually allowed or paid;

(d)	commissions allowed or paid to third party distributors, brokers or agents other than sales personnel, sales representatives and sales agents employed by the Purnovate or its Affiliates;

(e)	transportation costs, including insurance, for outbound freight related to delivery of a Product to the extent included in the gross amount invoiced; and

(f)	sales taxes, VAT taxes and other Taxes directly linked to the sales of Product(s) or non-exclusive licensed Product to the extent included in the gross amount invoiced.

Net Sales shall not include sales at the Buyer’s actual cost to Affiliates or to contractors or licensees engaged by or partnered with the Buyer to develop, promote, co-promote, market, sell or otherwise distribute a Product, Products provided for research, development, compassionate use purposes, bona fide charitable purposes or indigent patient programs, at or below documented actual cost, or Products provided by Buyer to a licensee or Affiliate provided that Net Sales by such licensee, contractor or Affiliate (substituting such entity for Buyer in the definition of Net Sales) are subject to milestone and Royalties to the Purnovate and therefor part of Net Sales hereunder.

For Net Sales of a Product sold or supplied as a “Combination” where “Combination” means a pharmaceutical product containing, in addition to the Product, one or more active pharmaceutical(s) in addition to the Product, the Net Sales of such a Combination in a country will be determined by multiplying the Net Sales of such Combination by the fraction of A/A+B, where A is the average unit selling price of the Product sold separately in that country and B is the total average unit selling price of the other active pharmaceutical(s), when sold separately in that country. If neither the Product nor the other active pharmaceutical(s) of the Combination are sold separately, then the parties shall negotiate in good faith the value of the other active pharmaceutical(s) of the Combination that are to be deducted from the Net Sales of the Combination in determining the Net Sales of the Product contained in the Combination. In the event the Parties cannot agree, the matter will be submitted to binding arbitration under JAMS in Washington, DC.

Monetary conversion from the currency of a country outside the U.S. in which Product is sold into U.S. dollars shall be calculated at the rates of exchange as published in the Wall Street Journal, or if the Wall Street Journal rates are not available by a source mutually agreed by the parties.

“Ownership in Buyer” means the number of equity securities held by the person/entity divided by the total number of equity securities outstanding.

“Phase 1 Clinical Trial” means a human clinical trial that satisfies the requirements for a Phase 1 study as defined in 21 C.F.R. Part 312.21(a) (or its successor regulation) or the equivalent human clinical trial outside the United States.

“Phase 2 Clinical Trial” means a human clinical trial of a Product, the principal purpose of which is to evaluate the effectiveness of such Product in the target patient population, as described in 21 C.F.R. § 312.21(b), or a similar clinical study prescribed by the regulatory authorities in a country other than the United States.

“Phase 3 Clinical Trial” means a human clinical trial of a Product on a sufficient number of patients that is designed to (a) establish that a drug is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed; and (c) support approval of such drug, as described in 21 C.F.R. § 312.12(c), or a similar clinical study prescribed by the regulatory authorities in a country other than the United States..

“Pipeline Technologies” means, collectively, the Products and the Compounds, including, but not limited to, PNV5030, and the Purnovate Know-How.

“Product” means a pharmaceutical product that contains a Compound, whether as a single active pharmaceutical ingredient or combined with other active pharmaceutical ingredients, in any dosage or formulation.

“Purnovate Intellectual Property” means the Purnovate Owned Intellectual Property and the Purnovate Licensed Intellectual Property.

“Purnovate Licensed Intellectual Property” means all Intellectual Property Rights that are licensed to the Purnovate by any other third-party.

“Purnovate Owned Intellectual Property” means all Intellectual Property Rights that derive from Pipeline Technologies and are owned or purported to be owned by the Purnovate, in whole or in part and all Purnovate Patents.

“Purnovate Know-How” means all Information (excluding any Purnovate Patents) that is Controlled as of the Effective Date by Purnovate or its Affiliates which is reasonably necessary or useful for the research, development, manufacture, use, importation or sale of Products, including, without limitation, the techniques developed by Dr. Robert Thompson to create new molecular entities with increased solubility and to purify chemistry reactions.

“Purnovate Patents” means all patents and patent applications anywhere in the world that (a) are Controlled during the Option Term by Purnovate.

“Regulatory Authority” means the FDA or EMA, or a regulatory authority in other jurisdictions with equivalent authority.

“Thompson Patent” means any patent invented by Robert D. Thompson, Ph.D. that is (i) invented on or before January 25, 2024, and (ii) is Controlled by Buyer at the time of invention.

“Taxes” means (a) any and all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, escheat, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, employment insurance, social security, business license, business organization, environmental, worker’s compensation, pension, payroll, profits, severance, stamp, occupation, windfall profits, customs, franchise and other taxes of any kind whatsoever imposed by the United States, or any state, provincial, local or foreign government, or any agency or political subdivision thereof, (b) any interest, penalties or additions to tax imposed with respect to such items or any contest or dispute thereof or in connection with the failure to timely or properly file any Tax Return; (c) any liability for payment of amounts described in clause (a) or (b) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (d) any liability for the payment of amounts described in clauses (a), (b) or (c) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Returns” means any and all reports, returns, or declarations relating to Taxes filed or required to be filed with any Governmental Body, including any schedule or attachment thereto, including any amendment thereof.

Appendix 3

Co-investment Rights

1.	Co-investment Rights. Beginning on the date of the Option Exercise and for the later of (i) one hundred twenty (120) days thereafter and (ii) June 30, 2023, Adial will have the right to invest up to four million dollars ($4,000,000) in Buyer at terms equivalent to the terms of the most recent bona fide Buyer financing round prior to the investment by Adial (the “Co-Investment Right”).

a)	Information Right. Within five (5) days after the Option Exercise and after closing on any financing thereafter, Buyer will forward to Adial a copy of the form of investor informational and subscription documents provided to investors in the most recent financing. Delay of this provision will extend the Co-investment Right day-for-day.

b)	Exercise of Co-investment Right: Adial will send notice of exercise and payment for the amount to be invested along with signed subscription documents as provided to Adial per Section 1.a) above.

2.	Price Protection: Buyer agrees that it will include a provision in any investment by Adial in connection with its Co-investment right a provision that allows Adial a retroactive price adjustment if any financing that takes place within 9 months has a price lower than the price paid by such investor.

Exhibit B

Amendment 6 to Employment Agreement

AMENDMENT 6 TO EMPLOYMENT AGREEMENT

This Amendment 6 (this “Amendment”) effective as of the 27th day of January, 2023 amends the Employment Agreement, dated July 31, 2018, as amended (the “Agreement”), by and between Adial Pharmaceuticals, Inc. (the “Company”), and William B. Stilley, III (“Executive”). Capitalized terms used herein without definition shall have the meanings assigned in the Agreement.

WHEREAS, Executive and the Corporation desire to amend the Employment Agreement in connection with the entering into an Option Agreement for the purchase of the business of Purnovate, Inc. (the “Option Agreement”).

NOW THEREFORE, for the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1.	It is a condition precedent to this Amendment that the Option Agreement will be executed by both Executive and the Company. For clarity, without execution of the Option Agreement by both parties, this Amendment is void and will be of no force or effect.

2.	Section 4.2.6 of the Agreement (i.e., as added by Section 1.6 of the Amendment to Employment Agreement dated August 22, 2022) is deleted in its entirety and of no further force and effect.

3.	In the event Agreement is assumed by the Buyer (as defined in the Option Agreement), then, if Executive is still a director of the Company at that time, Executive will not have been deemed to have resigned as a director.

4.	Executive will not be full time for the Company and may provide services to other businesses, including, without limitation Adenomed, LLC, provided such services (i) do not interfere with the performance of the Executive’s duties as CEO of Purnovate, Inc. (such CEO duties to have first place, first priority position); and that (ii) such services are not contrary to the interests of the Company Group or competitive in any way with the Company Group.

5.	Any amendments to any agreements between Executive and Company to effectuate the above are hereby deemed to have been made.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

Signature page follows

For Company:

ADIAL PHARMACEUTICALS, INC.	Executive:

By:
Cary J. Claiborne	William B. Stilley, III
Chief Executive Officer

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